Published CUSIP Number: ________________

[EXECUTION DRAFT]

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

Dated as of February 27, 2009

among

BROOKDALE SENIOR LIVING INC.,
as the Borrower,

THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,
as the Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent and L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

Arranged By:

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Book Manager

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms.	1
1.02	Other Interpretive Provisions.	26
1.03	Accounting Terms.	27
1.04	Rounding.	28
1.05	Times of Day.	28
1.06	Letter of Credit Amounts.	28
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		28
2.01	Revolving Loans.	28
2.02	Borrowings, Conversions and Continuations of Loans.	28
2.03	Standby Letters of Credit.	30
2.04	[reserved].	37
2.05	Prepayments.	37
2.06	Termination or Reduction of Aggregate Revolving Commitments.	39
2.07	Repayment of Loans.	40
2.08	Interest.	40
2.09	Fees.	40
2.10	Computation of Interest and Fees.	41
2.11	Evidence of Debt.	41
2.12	Payments Generally; Administrative Agent’s Clawback.	41
2.13	Sharing of Payments by Lenders.	43
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		44
3.01	Taxes.	44
3.02	Illegality.	47
3.03	Inability to Determine Rates.	47
3.04	Increased Costs.	48
3.05	Compensation for Losses.	49
3.06	Mitigation Obligations; Replacement of Lenders.	50
3.07	Survival.	50
ARTICLE IV GUARANTY		50
4.01	The Guaranty.	50
4.02	Obligations Unconditional.	51
4.03	Reinstatement.	51
4.04	Certain Additional Waivers.	52
4.05	Remedies.	52
4.06	Rights of Contribution.	52
4.07	Guarantee of Payment; Continuing Guarantee.	52
ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		53
5.01	Conditions of Effectiveness.	53
5.02	Conditions to all Credit Extensions.	55
ARTICLE VI REPRESENTATIONS AND WARRANTIES		56
6.01	Existence, Qualification and Power.	56
6.02	Authorization; No Contravention.	56
6.03	Governmental Authorization; Other Consents.	56
6.04	Binding Effect.	56
6.05	Financial Statements; No Material Adverse Effect.	57
6.06	Litigation.	57
6.07	No Default.	58

i

6.08	Ownership of Property.	58
6.09	Environmental Compliance.	58
6.10	Insurance.	58
6.11	Taxes.	59
6.12	ERISA Compliance.	59
6.13	Subsidiaries.	59
6.14	Margin Regulations; Investment Company Act.	60
6.15	Disclosure.	60
6.16	Compliance with Laws.	60
6.17	Intellectual Property; Licenses, Etc.	60
6.18	Solvency.	61
6.19	Perfection of Security Interests in the Collateral.	61
6.20	Business Locations; Taxpayer Identification Number.	61
6.21	Labor Matters.	61
6.22	Hill Burton Act.	61
6.23	Compliance.	61
6.24	Participation in Programs.	62
6.25	Investigations.	62
6.26	Agreements with Residents; Residents’ Records.	63
6.27	Affect on Payments or Licenses.	63
6.28	HIPAA.	63
6.29	Submissions.	63
6.30	Fraud and Abuse.	63
ARTICLE VII AFFIRMATIVE COVENANTS		64
7.01	Financial Statements.	64
7.02	Certificates; Other Information.	65
7.03	Notices.	67
7.04	Payment of Taxes.	68
7.05	Preservation of Existence, Preservation or Rights; Compliance with Contracts.	68
7.06	Maintenance of Properties.	68
7.07	Maintenance of Insurance.	69
7.08	Compliance with Laws.	69
7.09	Books and Records.	70
7.10	Inspection Rights.	70
7.11	Use of Proceeds.	70
7.12	ERISA Compliance.	70
7.13	Additional Subsidiaries.	71
7.14	Pledged and Mortgaged Assets.	71
7.15	Resident Agreements.	72
7.16	Census Reports and Surveys.	72
7.17	Deficiency Notices.	72
7.18	Further Assurances.	73
7.19	Post Closing Covenants.	73
ARTICLE VIII NEGATIVE COVENANTS		74
8.01	Liens.	74
8.02	Investments.	76
8.03	Indebtedness.	77
8.04	Fundamental Changes.	79
8.05	Dispositions.	80
8.06	Restricted Payments.	80
8.07	Change in Nature of Business.	80

8.08	Transactions with Affiliates and Insiders.	81
8.09	Burdensome Agreements.	81
8.10	Use of Proceeds.	81
8.11	Financial Covenants.	81
8.12	Prepayment of Other Indebtedness, Etc.	82
8.13	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.	82
8.14	Ownership of Subsidiaries.	82
8.15	Capital Expenditures.	82
8.16	Licenses.	82
8.17	Limitation on Certain Agreements.	83
8.18	Subsidiary Dividends.	83
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		83
9.01	Events of Default.	83
9.02	Remedies Upon Event of Default.	85
9.03	Application of Funds.	86
ARTICLE X ADMINISTRATIVE AGENT		87
10.01	Appointment and Authority.	87
10.02	Rights as a Lender.	87
10.03	Exculpatory Provisions.	87
10.04	Reliance by Administrative Agent.	88
10.05	Delegation of Duties.	89
10.06	Resignation of Administrative Agent.	89
10.07	Non-Reliance on Administrative Agent and Other Lenders.	90
10.08	No Other Duties; Etc.	90
10.09	Administrative Agent May File Proofs of Claim.	90
10.10	Collateral and Guaranty Matters.	91
ARTICLE XI MISCELLANEOUS		92
11.01	Amendments, Etc.	92
11.02	Notices; Effectiveness; Electronic Communications.	93
11.03	No Waiver; Cumulative Remedies; Enforcement.	95
11.04	Expenses; Indemnity; and Damage Waiver.	95
11.05	Payments Set Aside.	97
11.06	Successors and Assigns.	97
11.07	Treatment of Certain Information; Confidentiality.	100
11.08	Set-off.	101
11.09	Interest Rate Limitation.	102
11.10	Counterparts; Integration; Effectiveness.	102
11.11	Survival of Representations and Warranties.	102
11.12	Severability.	102
11.13	Replacement of Lenders.	103
11.14	Governing Law; Jurisdiction; Etc.	103
11.15	Waiver of Right to Trial by Jury.	104
11.16	No Advisory or Fiduciary Responsibility.	104
11.17	Electronic Execution of Assignments and Certain Other Documents.	105
11.18	USA PATRIOT Act Notice.	105

SCHEDULES

1.01A	Existing Letters of Credit
1.01B	Properties
1.01C	Allocated Amount
2.01	Commitments and Applicable Percentages
2.05(b)	Excluded Dispositions and Debt Issuances
6.03	Consents
6.10	Insurance
6.13	Subsidiaries/Corporate Structure Chart
6.20(a)	Locations of Real Property
6.20(b)	Locations of Tangible Personal Property
6.20(c)	Location of Chief Executive Office, Taxpayer Identification Number, Etc.
6.20(d)	Changes in Legal Name, State of Formation and Structure
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
8.03(l)	Construction Indebtedness
8.05(c)	Disposition/Release of Sterling House, Lawton, OK
11.02	Certain Addresses for Notices

EXHIBITS

2.02	Form of Loan Notice
2.11(a)	Form of Note
7.02	Form of Compliance Certificate
7.13	Form of Joinder Agreement
11.06(b)	Form of Assignment and Assumption
11.06(b)(iv)	Form of Administrative Questionnaire

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, entered into as of February 27, 2009 among BROOKDALE SENIOR LIVING INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer, amends and restates that certain Amended and Restated Credit Agreement dated as of November 15, 2006 (as amended, modified or otherwise supplemented from time to time, the “Existing Credit Agreement”) by and among the Borrower, certain of its Affiliates, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent for such lenders.

The Borrower has requested that the Lenders provide $230,000,000 in credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01                      Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition”, by any Person, means (a) the acquisition by such Person, in a single transaction or in a series of related transactions, of either (i) all or any substantial portion of the property of, or a line of business or division of, another Person, (ii) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person or (b) any other transaction pursuant to which such Person acquires any other property.

“Actual Sponsor Percentage” means, at any date, the actual percentage of (a) the unfunded Commitments and the outstanding Loans, L/C Obligations and participations therein held by Sponsor Affiliates or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein held by Sponsor Affiliates.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit 11.06(b)(iv) or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.  The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is $230,000,000.  To the extent that the amount of the Aggregate Revolving Commitments have not been permanently reduced either voluntarily or as a result of the mandatory prepayments required pursuant to Section 2.05 to no more than the amounts set forth below, the amount of the Aggregate Revolving Commitments shall be automatically reduced as of the dates and to the amounts set forth below:

March 31, 2009	$220,000,000
June 30, 2009	$200,000,000
September 30, 2009	$180,000,000
December 31, 2009	$155,000,000
March 31, 2010	$130,000,000
June 30, 2010	$75,000,000

“Agreement” means this Second Amended and Restated Credit Agreement.

“Allocated Amount” means the amount allocated to each Mortgaged Property as set forth on Schedule 1.01C hereto.

“Applicable Percentage” means with respect to any Lender at any time, with respect to such Lender’s Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (i) seven percent (7%) in the case of Eurodollar Rate Loans, and (ii) seven percent (7%), in the case of Base Rate Loans; provided, that in the event that the Aggregate Revolving Commitments, as permanently reduced from time to time, are less than $150,000,000 on or before September 30, 2009, the Applicable Rate thereafter shall mean (i) six percent (6%) in the case of Eurodollar Rate Loans and six percent (6%) in the case of Base Rate Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06(b) or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any Capital Lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, including the notes thereto.

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate for a Eurodollar Rate Loan with an Interest Period of one month.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.  In no event shall the Base Rate be deemed to be less than three percent (3%).

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.   For the avoidance of doubt, “Capital Lease” shall not include any lease of operating assets which are required to be classified and accounted for as a capital lease by GAAP.

“Capitalized Loan Fees” means, with respect to the Borrower and its Subsidiaries, and with respect to any period, (a) any up-front, closing or similar fees paid by such Person in connection with the incurrence or refinancing of Indebtedness during such period and (b) all other costs incurred in connection with the incurrence or refinancing of Indebtedness during such period, including, without limitation, appraisal fees paid to lenders, costs and expenses incurred in connection with Swap Contracts, engineering reports, phase I environmental report and other report review fees paid to lenders and legal fees, in each of the foregoing cases, that are capitalized on the balance sheet of such Person in accordance with GAAP and amortized over the term of such Indebtedness.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Collateralized Letter of Credit” means any Letter of Credit that is fully Cash Collateralized as described in Section 2.03 after the Maturity Date in accordance with the terms of this Agreement.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Cash Flow Adjustment Amount” means the amount by which (a) the Aggregate Revolving Commitments in effect as of the last day of such fiscal quarter (the “Reduction Date”) (prior to giving effect to any automatic reduction of the Aggregate Revolving Commitments as set forth in the table in the definition of “Aggregate Revolving Commitments”) exceeds (b) the Aggregate Revolving Commitments on the Reduction Date after giving effect to such automatic reduction.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of any of the following events:  (a) the Permitted Investors shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of the Borrower (determined on a fully diluted basis); (b) the Permitted Investors shall cease to own of record and beneficially an amount of common stock of the Borrower equal to at least 40% of the amount of common stock of the Borrower; (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) directly or indirectly, of more than 33⅓% of the outstanding common stock of the Borrower; or (d) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors.

“Closing Date” means the date hereof.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the Lenders, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Mortgages and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02.

“Consolidated Adjusted Debt” means, at any date, the sum of (a) Consolidated Funded Indebtedness of the Borrower and its Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP plus (b) the product of Consolidated Lease Expense for the period of four consecutive fiscal quarters most recently ended on or prior to such date multiplied by eight minus (c) the aggregate amount of all cash and Cash Equivalents of the Borrower and its Subsidiaries which are readily marketable and/or available for the immediate payment or repayment of the Obligations as of such date of determination (excluding cash and Cash Equivalents which cash collateralize Obligations consisting of Letters of Credit and obligations under any Swap Contract); provided, however, that the amount deducted pursuant to this clause (c) shall not exceed $50,000,000 on any date of determination minus (d)  to the extent that such Liens are permitted by Section 8.01, the aggregate amount of cash and Cash Equivalents and the face amount of letters of credit (but only to the extent such letters of credit are cash collateralized) which have been pledged by the Borrower and its Subsidiaries to secure Indebtedness permitted by Section 8.03(b), (i), (j) and (k) (excluding cash, Cash Equivalents and letters of credit which collateralize Indebtedness not included in the calculation of Consolidated Funded Indebtedness); provided, however, that the amount deducted pursuant to this clause (d) shall not exceed $50,000,000 on any date of determination.

 “Consolidated Adjusted Leverage Ratio” means, as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Adjusted Debt on such day to (b) Consolidated EBITDAR of the Borrower and its Subsidiaries for such period provided;

(i)           the Consolidated EBITDAR of any Person acquired by the Borrower or its Subsidiaries during the last quarter of such four quarter period shall be included on a pro forma basis (assuming the consummation of such acquisition and the incurrence or assumption of any indebtedness in connection therewith occurred on the first day of such quarter) determined on an annualized basis based on the most recent fiscal quarter of such Person for which financial statements are available if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period, in each case, to the extent available, in respect of which Consolidated EBITDAR is to be calculated (x) have been previously provided to the Administrative Agent and the Lenders and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found reasonably acceptable by the Administrative Agent;

(ii)           the Consolidated EBITDAR of any Person acquired during the first, second or third quarters of such four quarter period shall be deemed to be equal to Consolidated EBITDAR of such Person for the number of fiscal quarters elapsed since the date of acquisition (after giving effect to any pro forma adjustment made pursuant to clause (i) above) multiplied by 4, 2 and 4/3, respectively; and

(iii)          the Consolidated EBITDAR of any Person disposed of by the Borrower or its Subsidiaries during such four quarter period shall be excluded for such period (assuming the consummation of such disposition and the repayment of any indebtedness in connection therewith occurred on the first day of such period).

“Consolidated Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all capital expenditures of the Borrower and its Subsidiaries but excluding (i) expenditures to the extent made with the proceeds of any Involuntary Disposition used to purchase property that is useful in the business of the Borrower and its Subsidiaries, (ii) all Developmental Capital Expenditures incurred by the Borrower and its Subsidiaries and (iii) all expenditures in connection with Permitted Acquisitions.

“Consolidated EBITDA” of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense of such Person and its Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness whether paid, accrued or capitalized and including, without limitation, the interest component of Capital Leases, (c) depreciation and amortization expense, (d) net entrance fees received, (e) non-cash compensation expense, (f) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (g) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) and (h) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (b) any other non-cash income and (c) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.

“Consolidated EBITDAR” for any period, Consolidated EBITDA of the Borrower and its Subsidiaries for such period plus Consolidated Lease Expense of the Borrower and its Subsidiaries for such period.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDAR of the Borrower and its Subsidiaries for such period to (b) Consolidated Fixed Charges for such period plus Consolidated Lease Expense for such period provided:

(i)           the Consolidated EBITDA of any Person acquired by the Borrower or its Subsidiaries during the last quarter of such four quarter period shall be included on a pro forma basis (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such quarter) determined on an annualized basis based on the most recent fiscal quarter of such Person for which financial statements are available if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period, in each case, to the extent available, in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and the Lenders and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found reasonably acceptable by the Administrative Agent;

(ii)           the Consolidated EBITDA of any Person acquired during the first, second or third quarters of such four quarter period shall be deemed to be equal to Consolidated EBITDA of such Person for the number of fiscal quarters elapsed since the date of acquisition (after giving effect to any pro forma adjustment made pursuant to clause (i) above) multiplied by 4, 2 and 4/3, respectively; and

(iii)          the Consolidated EBITDA of any Person disposed of by the Borrower or its Subsidiaries during such period shall be excluded for such four quarter period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of (a) Consolidated Interest Expense of the Borrower and its Subsidiaries for such period, (b) cash income taxes actually paid by the Borrower or any of its Subsidiaries on a consolidated basis during such period, (c) scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries, (d) dividends accrued (whether or not declared or payable) on the preferred stock of the Borrower and its Subsidiaries during such period (e) the Borrower’s and its Subsidiaries’ pro rata share of all expenses and payments referred to in the preceding clauses (a) and (b) of any unconsolidated Person in which they have an equity interest and (f) maintenance capital expenditures in an amount equal to the product of (i) $575 per Senior Living Unit per annum, and (ii) the number of Senior Living Units owned or leased by the Borrower and its Subsidiaries during such period measured at the end of the most recent calendar quarter ending prior to such date of determination.

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of:  (a) all obligations for borrowed money, whether current or long-term (including the aggregate outstanding principal amount of any Loans hereunder or any Unreimbursed Amounts) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments (including, without limitation, Capital Leases);  (b) all purchase money Indebtedness; (c) all unreimbursed obligations arising under letters of credit (including standby and commercial but specifically excluding the face amount of any letters of credit to the extent cash collateralized), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created); (e) all Attributable Indebtedness; (f) all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (e) above of another Person (excluding for purposes of this clause (f) Guarantees of the Borrower and its Subsidiaries solely related to debt service requirements with respect to financings of real estate); and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any other entity (including any partnership in which the Borrower or Subsidiary is a general partner) to the extent the Borrower or such Subsidiary is liable therefor as a result of its ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that the Borrower or such Subsidiary is not liable therefor.

“Consolidated Interest Expense” of any Person for any period, total cash interest expense (including that attributable to Capital Leases) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Swap Contracts (but only to the extent included in interest expense in such Person’s financial statement and to the extent actually paid) in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Lease Expense” means, for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP, provided that payments in respect of Capital Leases shall not constitute Consolidated Lease Expense.

“Consolidated Net Income” means, with respect to any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of Law applicable to such Subsidiary.

“Consolidated Tangible Net Worth” means, at any date, (i) Stockholders’ Equity plus (ii) Minority Interests plus (iii) cumulative net additions of Depreciation and Amortization Expense deducted in determining income for all fiscal quarters ending after the date of Borrower’s formation plus (iv) non-cash deferred gains from sale-leaseback transactions and deferred entrance fee revenue, minus (v) Intangible Assets, in each case, for the most recent fiscal quarter ending prior to such date for which financial statements are available.

“Construction Completion Obligations” means the obligation of any Subsidiary of the Borrower to complete the construction of a community to be completed by such Subsidiary.

“Construction Indebtedness” means Indebtedness incurred by any Subsidiary of the Borrower with respect to the construction of senior living units set forth on Schedule 8.03(l) pursuant to Section 8.03(l).

“Continuing Directors” means, the directors of the Borrower on the Closing Date, and each other director of the Borrower, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least 66 2/3% of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of the Borrower.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 5% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Control Investment Affiliates” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness pursuant to Section 8.03(b) (but only with respect to any refinancing of Indebtedness existing as of the Closing Date), Section 8.03(i), Section 8.03(k), and any other Indebtedness not permitted by Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the L/C Fee Rate for non- cash collateralized Letters of Credit plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deficiency Notices” means all notices and other written communications from any Governmental Authority which licenses, regulates, certifies, accredits or evaluates the Borrower and its Subsidiaries, the Living Facilities or the operation of the Living Facilities by the Borrower and its Subsidiaries alleging that the Borrower or any of its Subsidiaries, any of the Living Facilities or the operation of the Living Facilities by the Borrower or any of its Subsidiaries in whole or in part fails to comply or, if corrective action is not taken, shall fail to comply with, any or all of the Governmental Authority’s requirements for and conditions of licensing, regulation, certification or accreditation by or participation in programs of the Governmental Authority or otherwise relating to the continuous operation of all or any portion of the Living Facilities or the programs of the Borrower and its Subsidiaries or the eligibility or entitlement of the Borrower and its Subsidiaries to receive reimbursement from any Governmental Authority.

“Depreciation and Amortization Expense” means for any period, without duplication, the sum for such period of (i) total depreciation and amortization expense, whether paid or accrued, of the Borrower and its Subsidiaries during such period, plus (ii) the Borrower’s and its Subsidiaries’ pro rata share of depreciation and amortization expenses of Unconsolidated Joint Ventures for such period.  For purposes of this definition, the Borrower’s and its Subsidiaries’ pro rata share of depreciation and amortization expense of any Unconsolidated Joint Venture shall be deemed equal to the product of (i) the depreciation and amortization expense of such Unconsolidated Joint Venture, multiplied by (ii) the percentage of the total outstanding Equity Interests of such Unconsolidated Joint Venture held by the Borrower or such Subsidiary, expressed as a decimal.

“Developmental Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all capital expenditures related to the construction of senior living units set forth on Schedule 8.03(l).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Loan Party or any Subsidiary, including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.

“Disqualified Stock” means any capital stock, warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible, or exchangeable, for capital stock), which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable prior to the Maturity Date, pursuant to a sinking fund obligation or otherwise, or is or may be redeemable at the option of the holder thereof, in whole or in part, prior to the Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(i) and (iii)).

“Entrance Fee Refunds” means the obligation of any Subsidiary to refund all or a portion of any entrance fee paid by a resident of a community owned and/or operated by a Subsidiary upon the termination of such resident’s occupancy, including but not limited to such obligations structured through master trusts or similar arrangements.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”  means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by any Loan Party or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Equity Interests, (d) any issuance by the Borrower of its Equity Interests as consideration for a Permitted Acquisition and (e) any issuance by any Subsidiary to the Borrower or any other Subsidiary of its Equity Interests.  The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and any member of an affiliated service group of which the Borrower is a member within the meaning of Sections 414(m) or (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (b) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period.  In no event shall the Eurodollar Rate be deemed to be less than three percent (3%).

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means Consolidated Net Income plus depreciation & amortization expense (including amortization on intangibles) plus non-cash compensation expense plus non-cash extraordinary losses plus non-cash charges plus distributions from unconsolidated ventures plus/less amortization of deferred gain/losses less amortization of entrance fees less interest income less non-cash extraordinary gains less investments in unconsolidated ventures less scheduled debt amortization (excluding permanent reductions of revolving commitments and repayments of principal of revolving loans) less scheduled lease financing debt amortization plus/less gain or loss on sale of assets less Consolidated Capital Expenditures  plus/minus non-cash straight-line rent plus/minus changes in working capital plus/minus changes in lease security deposits plus/minus cash net entrance fees plus/minus changes in deferred taxes plus/minus changes in restricted cash and escrow deposits plus/minus proceeds or payments related to swap terminations and swap collateralizations plus/minus equity in gain/loss of unconsolidated ventures plus/minus change in fair value of derivatives to the extent included in the determination of net income.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located (c) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii) and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii).

“Existing Credit Agreement” has the meaning provided in the opening paragraph of this Agreement.

“Existing Letters of Credit” means the Letters of Credit identified on Schedule 1.01A hereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated January 14, 2009 among the Borrower, the Administrative Agent and the Arranger.

“FIG” means Fortess Investment Group LLC.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay or perform (or advance or supply funds for the purchase or payment or performance of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay or perform such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.  For the avoidance of doubt, a completion guarantee shall not constitute a Guarantee hereunder.

“Guarantors” means each Domestic Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto and each other Person that joins as a Guarantor pursuant to Section 7.13 or otherwise, together with their successors and permitted assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HIPAA” means the Heath Insurance Portability and Accountability Act of 1996, as amended, modified or supplemented from time to time, and any successor statue thereto, and the rules and regulations promulgated thereunder from time to time.

“Honor Date” has the meaning set forth in Section 2.03(c).

“Impacted Lender” means any Lender as to which (i) the L/C Issuer believes in good faith that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (ii) any Person that controls such Lender has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Inactive Subsidiary” means, as of any date, any Subsidiary of the Borrower identified by the Borrower as an “Inactive Subsidiary” on Schedule 6.13(a) and/or Schedule 6.13(b), provided that the book value of any and all assets of such Subsidiary, together with the book value of any and all assets of all other Inactive Subsidiaries, in the aggregate, is less than $100,000, exclusive of the value of any net operating losses (NOLs).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           the Swap Termination Value of any Swap Contract of such Person;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           all Attributable Indebtedness of such Person;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)           all Guarantees of such Person in respect of any of the foregoing; and

(i)           all Indebtedness of the types referred to in clauses (a) through (h) above of any other entity (including any partnership in which the Borrower or Subsidiary is a general partner) to the extent the Borrower or such Subsidiary is liable therefor as a result of its ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that the Borrower or such Subsidiary is not liable therefor.

For the avoidance of doubt, “Indebtedness” shall not include any guarantee by the Borrower or any of its Subsidiaries of obligations under, or relating to, any operating lease, Construction Completion Obligation and Entrance Fees Refund.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intangible Assets” means assets that are considered intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents and Capitalized Loan Fees.

“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the Maturity Date, (b) as to any Eurodollar Rate Loan having an Interest Period of three months or shorter, the last Business Day of such Interest Period, (c) as to any Eurodollar Rate Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last Business Day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IP Rights” has the meaning specified in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.13 executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.13.

“Joint Venture” means a joint venture, partnership, limited liability company, business trust or similar arrangement, whether in corporate, partnership, limited liability company or other legal form, in each case, which is not directly or indirectly wholly-owned by the Borrower.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Fee Rate” means a rate per annum equal to seven percent (7%); provided, however, with respect to the aggregate amount available to be drawn under all outstanding Letters of Credit that have been Cash Collateralized, the L/C Fee Rate means a rate per annum equal to two percent (2%).

“L/C Issuer” means (a) with respect to any Letter of Credit issued after the Closing Date, Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and (b) with respect to the Existing Letters of Credit, (i) Bank of America, N.A. or (ii) LaSalle Bank National Association, as applicable.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of

Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven Business Days prior to the Maturity Date.

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $25,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“License” means any and all certificates of need, licenses, operating permits, provider agreements, franchises, and other licenses, authorizations, certifications, permits, or approvals, other than construction permits, issued or required by, or on behalf of, any Governmental Authority now existing or at any time hereafter issued, with respect to the establishment, acquisition, construction, renovation, expansion, leasing, ownership, use, occupancy and/or operation of the Living Facilities, accreditation of the Living Facilities, any and all operating licenses issued by any Governmental Authority, any and all pharmaceutical licenses and other licenses related to the purchase, dispensing, storage, prescription or use of drugs, medications, and other “controlled substances,” and any and all licenses relating to the operation of food or beverage facilities or amenities, if any.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Living Facilities” means, collectively, the assisted living facilities, independent living facilities, skilled nursing facilities and continuing care retirement communities owned, leased or operated by the Borrower and its Subsidiaries, and “Living Facility” means any one of them.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, the Collateral Documents and the Fee Letter.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of the Loan Documents or the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

“Maturity Date” means August 31, 2010; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Sponsor Voting Percentage” means forty-five percent (45%).

“Medicaid” means the cooperative federal-state program for low income and medically indigent persons, which is partially funded by the federal government and administered by the states that is provided pursuant to Title XIX of the Social Security Act.

“Medicare” means the federally funded and administered health program for the aged and certain disabled persons that is provided pursuant to Title XVIII of the Social Security Act.

“Minority Interests” means that portion of “minority interests” as set forth in the Borrower’s financial statements which is attributable to the ownership interest in the Borrower of Persons other than the Permitted Investors.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means any real property that is owned or leased by any Loan Party and is subject to a Mortgage, including, without limitation, each of the Properties.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent a security interest in the fee interests and/or leasehold interests of any Loan Party in any real property.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof, (c) in the case of any Debt Issuance, Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property and (d) in the case of any Debt Issuance, Equity Issuance, Disposition or

Involuntary Disposition by any Subsidiary that is not wholly-owned by a Loan Party, directly or indirectly, the proceeds required to be retained by such Subsidiary or to be distributed to any non-Affiliate owners of such Subsidiary, it being understood that, subject to the foregoing, “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition.

“Non-Recourse Subsidiary Borrower” means any Subsidiary of the Borrower which is the borrower of any Indebtedness permitted by Section 8.03(i), (j), (k) and (l); provided that, such borrower shall be a special purpose entity whose only assets are the assets securing such Indebtedness.

“Note” has the meaning specified in Section 2.11(a).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between any Loan Party or any Subsidiary and any Lender or Affiliate of a Lender that is permitted to be incurred pursuant to Section 8.03(d) and (b) all obligations under any Treasury Management Agreement between any Loan Party or any Subsidiary and any Lender or Affiliate of a Lender.

“Operating Deficits” means community expenses (including any debt service) of a pre-stabilized and/or newly constructed community owned and/or operated by a Subsidiary to the extent they exceed the operating revenues at such community.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute.

“Permitted Acquisition” means any Acquisition, provided that (a) the property acquired (or the property of the Person acquired) is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (and/or any reasonable extensions or expansions, or related businesses, thereof), (b) if the Equity Interests of another Person are acquired, the board of directors (or other comparable governing body) of such other Person shall have duly approved such transaction, (c) if the aggregate cash and non-cash consideration with respect to any such Acquisition (including the amount of any assumed Indebtedness, deferred purchase price, any earn-out payments and/or Equity Interests issued) in excess of $2,000,000, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such transaction, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 on a Pro Forma Basis, (d) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such transaction (after giving effect thereto), (e) if such transaction involves the purchase of an interest in a partnership between any Loan Party as a general partner and entities unaffiliated with the Borrower as the other partners, such transaction shall be effected by having such equity interest acquired by a holding company directly or indirectly wholly-owned by such Loan Party newly formed for the sole purpose of effecting such transaction, and (f) the aggregate amount of (i) cash consideration with respect to all such Acquisitions (including the amount of any assumed Indebtedness, deferred purchase price and any earn-out payments) in the aggregate, during the term of this Agreement shall not exceed $10,000,000 and (ii) the amount of non-cash consideration with respect to all such Acquisitions (including the amount of any Equity Interests issued) in the aggregate, during the term of this Agreement shall not exceed $25,000,000.

“Permitted Investors” means, collectively, FIG and its Control Investment Affiliates, provided that, the definition of “Permitted Investors” shall not include any Control Investment Affiliate whose primary purpose is the operation of an on-going business (excluding any business whose primary purpose is the investment of capital or assets).

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any Subsidiary permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of machinery and equipment, or other immaterial property, no longer used or useful in the conduct of business of the Borrower and its Subsidiaries that are Disposed of in the ordinary course of business; (c) Dispositions of property (including, without limitation, Equity Interests) to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (d) Dispositions of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases and/or any other de minimis interest in real property granted to others and not interfering in any material respect with the business of the Borrower and its Subsidiaries; (f) Dispositions of residential real property acquired by the Borrower and/or any of its Subsidiaries from any resident of any Living Facility in connection with the deferred payment of entrance fees by such resident, and (g) the sale or disposition of Cash Equivalents for fair market value.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” means the pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent.

“Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the financial covenants set forth in Section 8.11, such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which financial statements were required to be delivered pursuant to Section 7.01(a) or (b).  In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition resulting from any condemnation or taking of all or substantially all of any real property, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by any Loan Party or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 8.11 as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Properties” means each of the real properties identified on Schedule 1.01B hereto.

“Public Lender” has the meaning specified in Section 7.02.

“Recourse Indebtedness” means any Indebtedness, to the extent that recourse of the applicable lender for non-payment is not limited to such lender’s Liens on a particular asset or group of assets (except to the extent the assets on which such lender has a Lien and to which its recourse for non-payment is limited constitutes cash or Cash Equivalents, to which extent such Indebtedness shall be deemed to be Recourse Indebtedness); provided that, personal recourse of any Person for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violation of single purpose entity covenants, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financing of real estate shall not, by itself, cause such Indebtedness to be characterized as Recourse Indebtedness.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, at least two Lenders (at least one of which must be Bank of America, N.A. if it is a Lender and is not a Defaulting Lender at the time and at least one of which must be a Lender (other than Bank of America, N.A. and other than a Sponsor Affiliate) that is not a Defaulting Lender) holding Loans and Commitments in the aggregate representing more than 50% of (a) the unfunded Commitments and the outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein; provided, however, that Sponsor Loans for purposes of determining Required Lenders shall be limited to the lesser of (a) the Actual Sponsor Percentage at the time of the vote or (b) the Maximum Sponsor Voting Percentage, as described further in the following sentence.  Notwithstanding the Actual Sponsor Percentage of the Sponsor Loans, for purposes of determining Required Lenders, the Actual Sponsor Percentage shall be limited to the Maximum Sponsor Voting Percentage and to the extent that the Actual Sponsor Percentage exceeds the Maximum Sponsor Voting Percentage, such excess percentage shall be divided pro rata among the other Lenders (other than Lenders holding Loans and Commitments subject to the control (contractually or otherwise) of the Sponsor Affiliates) according to the amount of the Loans and Commitments (excluding Sponsor Loans) held by each such Lender.  The unfunded Commitments of, and the outstanding Loans, L/C Obligations and participations therein held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.  In no event shall any Sponsor Affiliate have any vote in matters related to the exercise of remedies (including, without limitation, imposition of the Default Rate pursuant to Section 2.08(b)(ii) or (iii)) in connection with the occurrence of an Event of Default and for purposes of any such vote the Actual Sponsor Percentage shall be divided pro rata among the other Lenders (other than Lenders holding Loans and Commitments subject to the control (contractually or otherwise) of the Sponsor Affiliates) according to the amount of the Loans and Commitments (excluding Sponsor Loans) held by each such Lender.

“Resident Agreements” means any and all contracts and agreements executed by, or on behalf of, any resident or other Person seeking residency or occupancy in a Living Facility and related services from the Living Facility, and/or Borrower and/or any of Borrower’s Subsidiaries.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, T. Andrew Smith, in his capacity as Secretary of the Borrower, and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 and/or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or acquires additional Commitments hereunder, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, including as it may be reduced as described in the definition of “Aggregate Revolver Commitments”.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property to use for substantially the same purpose or purposes.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security agreement dated as of the Closing Date executed in favor of the Administrative Agent.

“Senior Living Unit” means any senior living unit which is available for immediate occupancy or is occupied and which is part of a Living Facility.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor Affiliates” means, collectively, FIG, any fund managed by an Affiliate of FIG and/or any Affiliate of FIG.

“Sponsor Loans” means the portion of the Loans and Commitments held or controlled (contractually or otherwise) by the Sponsor Affiliates.

“Stockholders’ Equity” means, as of any date of determination, the consolidated Stockholders’ Equity of the Borrower as at such date determined in accordance with GAAP and shown in the financial consolidated statements of the Borrower and its Subsidiaries, provided that, there shall be excluded from Stockholders’ Equity any amount attributable to Disqualified Stock.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company, joint venture or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, joint venture or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Provider Collateral” means, with respect to any Swap Contract, any collateral in form of cash deposited and/or pledged by the Borrower or any of its Subsidiaries for the benefit of the counterparty.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap

Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $10,000,000.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit or debit cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unconsolidated Joint Venture” means any Joint Venture of the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary holds any Equity Interest but which would not be combined with the Borrower in the consolidated financial statements of the Borrower in accordance with GAAP.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, whether or not the right so to vote has been suspended by the happening of such a contingency.

1.02                      Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                      Accounting Terms.

(a)           Generally.  Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Calculations.  Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.11 (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis with respect to any Disposition (other than Permitted Transfers), Involuntary Disposition resulting from any condemnation or taking of all or substantially all of any real property or Acquisition occurring during the applicable period.

1.04                      Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                      Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06                      Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                      Revolving Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Commitment.  Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein, provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.

2.02                      Borrowings, Conversions and Continuations of Loans.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar

Rate Loans to Base Rate Loans, and (ii) 10:00 a.m. on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 (or such lesser amount then outstanding) or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to Revolving Loans.

2.03                      Standby Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)           Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue standby Letters of Credit in Dollars for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or have been returned or terminated or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuer shall not issue any Letter of Credit if:

(A)            subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Lenders (other than Defaulting Lenders) holding a majority of the Revolving Commitments have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the Borrower has Cash Collateralized 105% of the face amount of such Letter of Credit on or before the date of issuance of such Letter of Credit.

(iii)                      The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to borrowers generally;

(C)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $250,000;

(D)           such Letter of Credit is to be denominated in a currency other than Dollars; or

(E)           a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender or an Impacted Lender hereunder, unless the L/C Issuer has entered into arrangements satisfactory to the L/C Issuer with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)           Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv)         Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)           Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments.  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)          Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)         With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)         Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)          Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)         If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)           At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)           any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)         any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)         any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)           Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 9.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and, to the extent applicable, the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and, to the extent applicable, the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h)           Applicability of ISP.  Unless otherwise provided herein or expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

(i)           Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the L/C Fee Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears; provided that (1) any Letter of Credit Fees that accrue in favor of a Defaulting Lender shall be paid to the L/C Issuer for its own account for so long as such Lender shall be a Defaulting Lender and (2) any Letter of Credit Fee accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall be paid to the L/C Issuer for its own account for so long as such Lender shall be a Defaulting Lender.  If there is any change in the L/C Fee Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the L/C Fee Rate separately for each period during such quarter that such L/C Fee Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders (other than in connection with an Event of Default resulting form the Borrower’s failure to pay principal of the Loans when due, in which case the Default Rate shall apply automatically), while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)           Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04                      [reserved].

2.05                      Prepayments.

(a)           Voluntary Prepayments of Loans.  The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)           Mandatory Prepayments of Loans.

(i)           Revolving Commitments.  If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(ii)          Dispositions and Involuntary Dispositions.  The Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% (or 85% in the case of Sale and Leaseback Transactions and dispositions of joint venture interests) of the Net Cash Proceeds received by any Loan Party or any Subsidiary from all Dispositions (excluding Permitted Transfers and those matters described on Schedule 2.05(b)) and Involuntary Dispositions.  With respect to Involuntary Dispositions only, the Net Cash Proceeds of such Involuntary Disposition must be prepaid only to the extent such Net Cash Proceeds are not reinvested in similar assets.

(iii)         Consolidated Excess Cash Flow.   Commencing with the fiscal quarter ended March 31, 2009, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount (to the extent positive) equal to (i) 65% of Excess Cash Flow for each such fiscal quarter minus the Cash Flow Adjustment Amount for such fiscal quarter.  Each such prepayment or cash collateralization shall be made upon the earlier of (i) three (3) days following the delivery of the Compliance Certificate delivered with the quarterly or annual financial statements of the Borrower and its consolidated Subsidiaries in accordance with Section 7.02(b) and (ii) the date forty-eight (48) days following the end of each fiscal quarter (or, with respect to the fourth fiscal quarter of each fiscal year, the date ninety-three (93) days following the end of such fiscal quarter).

(iv)         Debt Issuances.  Promptly upon receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance associated with refinancing of real property (other than with respect to those matters described on Schedule 2.05(b)), the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 85% of such Net Cash Proceeds.

(v)          Equity Issuances.  Promptly upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Equity Issuance, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to 100% of such Net Cash Proceeds.

(vi)                      Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

(A)           with respect to all amounts prepaid pursuant to Section 2.05(b)(i), first, ratably to the L/C Borrowings, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations; and

(B)           with respect to all amounts prepaid pursuant to Sections 2.05(b)(ii), (iii), (iv), and (v), first ratably to the L/C Borrowings, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations (with a corresponding reduction in the Aggregate Revolving Commitments).

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and prepayment of Eurodollar Rate Loans shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(vii)         Eurodollar Prepayment Account.  If the Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.05(b), so long as no Event of Default exists, the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent.  Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto or, sooner, at the election of the Administrative Agent, upon the occurrence of an Event of Default.  At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing on or prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans; any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

2.06                      Termination or Reduction of Aggregate Revolving Commitments.

(a)           Optional Reductions.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments.  Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage.  All fees accrued with respect thereto until the effective date of any termination or reduction of the Aggregate Revolving Commitments shall be paid on the effective date of such termination or reduction .

(b)           Mandatory Reductions.  The Aggregate Revolving Commitments shall be permanently reduced in an amount equal to the amount of Net Cash Proceeds or Consolidated Excess Cash Flow, as applicable, that is available to be applied to the prepayment of Revolving Loans and L/C Obligations as required pursuant to Section 2.05(b)(ii), (iii), (iv) and (v), irrespective of the Total Revolving Outstandings at such time; provided, however, that with respect to amounts prepaid pursuant to Section 2.05(b)(v), the Aggregate Revolving Commitments shall be reduced by an amount equal to 65% of such prepayment

2.07                      Repayment of Loans.

The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

2.08                      Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           (i)           If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)          If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)         Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)         Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                      Fees.

In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)           Commitment Fee.  The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the product of (i) one percent (1%) times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period; provided that (1) no commitment fee shall accrue on any of the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any commitment fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. The commitment fee shall be calculated quarterly in arrears.

(b)           Fee Letter.  The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                      Computation of Interest and Fees.

All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11                      Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each such promissory note shall be in the form of Exhibit 2.11(a) (a “Note”).  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12                      Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The

Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)           (i)           Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender, L/C Issuer or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)           Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13                      Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)           if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by the L/C Issuer in respect of risk participations of Defaulting Lenders and Impacted Lenders from cash collateral securing such risk participations or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                      Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require any Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If the Loan Parties or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)           Tax Indemnification.  (i) Without limiting the provisions of subsection (a) or (b) above, the Loan Parties shall, and do hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Loan Parties or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Loan Parties shall also, and do hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Loan Parties and the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e).  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments.  Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by such Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.  (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to deduction or withholding attributable to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A)           any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)           each Foreign Lender that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)            executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)           executed originals of Internal Revenue Service Form W-8ECI,

(III)          executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) executed originals of  Internal Revenue Service Form W-8BEN, or

(V)           executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)          Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)           Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C

Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02                      Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans or, if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Eurodollar Base Rate, to make Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Base Rate, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans and Base Rate Loans as to which the interest rate is not determined with reference to the Eurodollar Rate, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or Base Rate Loans.  Notwithstanding the foregoing, and despite the illegality for such a Lender to make, maintain or fund Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate, that Lender shall remain committed to make Base Rate Loans and shall be entitled to recover interest at the Base Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                      Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (iii) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with a Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans and Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04                      Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii)          subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)         impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05                      Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13; or

excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                      Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07                      Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01                      The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract or a Treasury Management Agreement with any Loan Party or any Subsidiary, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

4.02                      Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)           at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

(c)           the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)           any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected;

(e)           any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor); or

(f)           any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Obligation or the rights of any Lender, Affiliate of a Lender that enters into a Swap Contract or a Treasury Management Agreement with any Loan Party or any Subsidiary, or the Administrative Agent with respect thereto.

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03                      Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04                      Certain Additional Waivers.

Without limiting the generality of the provisions of this Article IV, each Guarantor hereby specifically waives the benefits of N.C. Gen. Stat. §§ 26-7 through 26-9, inclusive, to the extent applicable.    Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05                      Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.  The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06                      Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law.  Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

4.07                      Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01                      Conditions of Effectiveness.

This Agreement shall be effective upon satisfaction of the following conditions precedent:

(a)           Loan Documents.  Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b)           Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent.

(c)           No Material Adverse Change.  There shall not have occurred a material adverse change since December 31, 2007 in the business, assets, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

(d)           Organization Documents, Resolutions, Etc.  Receipt by the Administrative Agent of the following, in form and substance satisfactory to the Administrative Agent:

(i)           copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)           such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)          such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation, the state of its principal place of business and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(e)           Personal Property Collateral.  Receipt by the Administrative Agent of the following:

(i)           searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party and each other jurisdiction deemed reasonably appropriate by the Administrative Agent;

(ii)           UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral; and

(iii)                      all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto.

(f)           Real Property Collateral.  Receipt by the Administrative Agent of the following:

(i)            fully executed and notarized Mortgages encumbering the fee interest of any Loan Party in each of the Properties;

(ii)           [reserved]

(iii)          [reserved];

(iv)          ALTA mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Administrative Agent with respect to each Mortgaged Property, insuring that each of the Mortgages creates a valid and enforceable first priority mortgage lien on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include such endorsements as are reasonably requested by the Administrative Agent and shall not include the standard survey exception;

(v)           evidence as to (A) whether any Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (B) if any Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (a) as to the fact that such Mortgaged Property is a Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Borrower and its Subsidiaries evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Lenders;

(vi)         an environmental assessment summary report, as to the Mortgaged Properties, in form and substance and from professional firms acceptable to the Administrative Agent; and

(vii)        evidence reasonably satisfactory to the Administrative Agent that each of the Mortgaged Properties, and the uses of the Mortgaged Properties, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for each of the Mortgaged Properties, the permitted uses of each such Mortgaged Properties under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks).

(g)           Evidence of Insurance.  Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, and, with respect to the Mortgaged Properties, naming the Administrative Agent as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance) on behalf of the Lenders.

(h)           Closing Certificate.  Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Section 5.01(c) and Sections 5.02(a) and (b) have been satisfied.

(i)           Fees.  Receipt by the Administrative Agent, the Arranger and the Lenders of any fees required to be paid on or before the Closing Date.

(j)           Attorney Costs.  The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(k)           Appraisal of Properties.  Receipt by the Administrative Agent of an appraisal conducted by an appraiser reasonably satisfactory to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, demonstrating that the Properties have a value, in the aggregate, of not less than $55,000,000.

(l)           Pro Forma Compliance Certificate.  Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower demonstrating pro forma compliance with the financial covenants set forth in Section 8.11.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02                      Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)           The representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, unless such representation or warranty is qualified by “materiality” or “Material Adverse Effect” or similar language, in which case such representation or warranty shall be true and correct in all respects as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01                      Existence, Qualification and Power.

Each Loan Party and each Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization (other than AH Pennsylvania CGP, Inc., an Ohio corporation, which has filed the appropriate tax returns with the Ohio Department of Taxation and, upon tax clearance, will file an Application for Reinstatement with the Ohio Secretary of State to reinstate the corporation in good standing in the State of Ohio), (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02                      Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or  (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law.

6.03                      Governmental Authorization; Other Consents.

Except as set forth on Schedule 6.03, no material approval, consent, exemption, authorization, or other material action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those that have already been obtained and are in full force and effect and (ii) filings to give notice of or to perfect the Liens created by the Collateral Documents.

6.04                      Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.05                      Financial Statements; No Material Adverse Effect.

(a)           The financial statements delivered pursuant to Sections 7.01(a) and 7.01(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments); and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           The Audited Financial Statements and the unaudited consolidated and consolidating financial statements of the Borrower and its Subsidiaries for the fiscal quarters ending March 31, 2008, June 30, 2008 and September 30, 2008 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments); and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(c)           From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition or any Involuntary Disposition of any material part of the business or property of the Loan Parties and their Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Loan Parties and their Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06                      Litigation.

There are no actions, suits, proceedings, criminal prosecutions, civil investigative demands, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

6.07                      No Default.

(a)           No Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b)           No Default has occurred and is continuing.

6.08                      Ownership of Property.

Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title to such real property or interests thereunder as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.09                      Environmental Compliance.

Except for any matter or circumstance which could not reasonably be expected to have a Material Adverse Effect:

(a)           The Loan Parties and their Subsidiaries (i) are in compliance with all applicable Environmental Laws and (ii) there are no claims for Environmental Liabilities pending, or to knowledge of the Loan Parties and their Subsidiaries, threatened against any of the Loan Parties or their Subsidiaries.

(b)           None of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any Subsidiary; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any Subsidiary; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary.

(c)           No Loan Party nor any Subsidiary is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary.

6.10                      Insurance.

The properties of the Loan Parties and their Subsidiaries are insured with Senior Service Insurance Ltd. and/or other financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable

Subsidiary operates.  The property and general liability insurance coverage of the Loan Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

6.11                      Taxes.

Each Loan Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.  No Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

6.12                      ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Loan Party and each ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i)  No ERISA Event has occurred or is reasonably expected to occur; (ii) the minimum required contribution (as defined in Code Section 430(a)) has been contributed for any Pension Plan, except if the failure to make the minimum required contribution could not reasonably be expected to have a Material Adverse Effect; (iii) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party or any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(d)           No Loan Party has made or is obligated to make contributions to a multiple employer plan described in Section 4064(a) of ERISA.

6.13                      Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary of any Loan Party, together with (i) jurisdiction of organization, (ii) percentage of outstanding shares of each class owned by any Loan Party or any Subsidiary and (iii) designating whether such Subsidiary is an

“Inactive Subsidiary”.  The outstanding Equity Interests of each Subsidiary of any Loan Party are validly issued, fully paid and non-assessable.  Set forth on Schedule 6.13 is a true, correct and complete corporate structure chart setting forth the Loan Parties and each of their direct and indirect Subsidiaries as of the Closing Date.  There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any Loan Party or any Subsidiary.

6.14                      Margin Regulations; Investment Company Act.

(a)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b)           No Loan Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

6.15                      Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16                      Compliance with Laws.

Each Loan Party, Subsidiary and Living Facility is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17                      Intellectual Property; Licenses, Etc.

Each Loan Party and each Subsidiary owns, or possesses the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses.

6.18                      Solvency.

The Loan Parties are Solvent on a consolidated basis.

6.19                      Perfection of Security Interests in the Collateral.

The Collateral Documents will create valid security interests in, and Liens on, the Collateral purported to be covered thereby upon the filing or recording of the applicable instruments in the appropriate jurisdiction as required by applicable law, which security interests and Liens with respect to the UCC Collateral will be perfected security interests and Liens, prior to all other Liens other than Permitted Liens, upon the filing of the applicable financing statements in the appropriate jurisdictions).

6.20                      Business Locations; Taxpayer Identification Number.

Set forth on Schedule 6.20(a) is a list of all real property located in the United States that is owned or leased by any Loan Party and its Subsidiaries as of the Closing Date.  Set forth on Schedule 6.20(b) is a list of all locations where any tangible personal property of any Loan Party is located as of the Closing Date.  Set forth on Schedule 6.20(c) is the chief executive office, exact legal name, U.S. tax payer identification number and organizational identification number of each Loan Party as of the Closing Date.  Except as set forth on Schedule 6.20(d), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation or (iii) been party to a merger, consolidation or other change in structure.

6.21                      Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Subsidiary as of the Closing Date.  No Loan Party or Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty in the five years preceding the Closing Date.

6.22                      Hill Burton Act.

The Borrower and its Subsidiaries have not, nor to the Borrower’s knowledge, has any prior owner of any Living Facility during the 20-year period immediately preceding the date hereof, received any funds to finance the construction and/or acquisition of any Living Facility pursuant to Title VI of the Public Health Service Act (commonly referred to as the Hill-Burton Act) or Title XVI of the Public Health Service Act.

6.23                      Compliance.

The Borrower and each of its Subsidiaries (and the operation of each Living Facility participating in the Medicare and/or Medicaid programs or in any program of any Governmental Authority) are in compliance with the requirements of all Laws relating to the ownership, use, occupancy or operation of the Living Facilities, including, without limitation, (i) staffing requirements, (ii) health and fire safety codes including quality and safety standards, (iii) accepted professional standards and principles that apply to the provision of services at each Living Facility, (iv) Laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse, (v) insurance, reimbursement and cost reporting requirements, government payment program requirements and disclosure of ownership and related information requirements, (vi) requirements of applicable Governmental Authorities, including those relating to each Living Facility’s physical structure and environment, licensing, quality and adequacy of nursing facility care, distributions of pharmaceuticals, rate setting, equipment, personnel, operating policies, and additions of Living Facilities and services, and (vii) any other applicable Laws, regulations or agreements for reimbursement for the type of care or services provided by the Borrower or any of its Subsidiaries with respect to each Living Facility, except, in each case, to the extent such noncompliance could not reasonably be expected to have a Material Adverse Effect.

6.24                      Participation in Programs.

The Borrower and each of its Subsidiaries (and the operation of each Living Facility participating in the Medicare and/or Medicaid programs) is in compliance with the requirements for participation in the Medicare and Medicaid programs or Medicaid waiver program, as applicable, with respect to each Living Facility that currently participates in such programs and has a current provider agreement under Title XVIII and/or XIX of the Social Security Act which is in full force and effect to the extent applicable, except in each case to the extent that such failure could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  None of the Borrower or any of its Subsidiaries (or any Living Facility participating in the Medicare and/or Medicaid programs) has had any deficiencies on its most recent survey (standard or complaint) to the Borrower’s knowledge that would result in a denial of payment for new admissions with no opportunity to correct prior to termination, except to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  None of the Borrower or any of its Subsidiaries (or any Living Facility participating in the Medicare and/or Medicaid programs) has had any deficiencies at “level G” or above on its most recent survey (standard or complaint), nor has the Borrower or any of its Subsidiaries (or any Living Facility participating in the Medicare and/or Medicaid programs) been cited with any substandard quality of care deficiencies (as that term is defined in Part 488 of 42 C.F.R.) for the past two consecutive surveys, except to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Living Facility has been the subject of a “double G” determination, except to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Living Facility has been designated as a Special Focus Facility (as such term is defined by the Centers for Medicare and Medicaid Services Special Focus Facility Program), except to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.25                      Investigations.

None of the Borrower or any of its Subsidiaries (or any Living Facility participating in the Medicare and/or Medicaid programs) is a target of, participant in, or subject to any action, proceeding, suit, audit, investigation or sanction by any Governmental Authority or any other third party payor or any patient or resident (including, without limitation, whistleblower suits, or suits brought pursuant to federal or state False Claims Acts, and Medicaid, Medicare, or state fraud or abuse laws, but excluding medical malpractice claims and other civil liability lawsuits for which any Living Facility is maintaining insurance coverage in the ordinary course of business) which could reasonably be expected to result, directly or indirectly or with the passage of time, in the imposition of a fine, penalty, alternative, interim or final sanction, a lower rate certification, recoupment, recovery, suspension or discontinuance of all or part of reimbursement from any Governmental Authority, third-party payor, insurance carrier or private payor, a lower reimbursement rate for services rendered to eligible patients, or any other civil or criminal remedy, or which could reasonably be expected to result in the appointment of a receiver or manager, or to result in the modification, limitation, annulment, revocation, transfer, surrender, suspension or other impairment of a License, or affect the participation of the Borrower or any of its Subsidiaries (or any Living Facility participating in the Medicare and/or Medicaid programs) in the Medicare, Medicaid, or third-party payor program, as applicable, or any successor program thereto, at current rate certification, except to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse

Effect, nor has any such action, proceeding, suit, investigation or audit which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect been threatened.

6.26                      Agreements with Residents; Residents’ Records.

There are no material agreements with residents of any Living Facility that conflict in any material adverse respect with any statutory or regulatory requirements.  To the Borrower’s knowledge, all resident records at each Living Facility, including patient and/or resident accounts records, are true, complete, and correct in all material respects.

6.27                      Affect on Payments or Licenses.

Neither the execution and delivery of this Agreement or the other Loan Documents, or the Borrower’s performance thereunder, will (i) adversely affect the right of the Borrower, any Subsidiary or any Living Facility to receive Medicaid, Medicare, insurance company, managed care company, or other third-party insurance payments or reimbursements or to receive private payor payments or reimbursements, (ii) reduce the Medicaid, Medicare, insurance company, managed care company, or other third-party insurance payments or reimbursements or reduce private payor payments or reimbursements which the Borrower, any Subsidiary or any Living Facility is receiving as of the date hereof, or (iii) adversely affect the Licenses, in each case, except to the extent that the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.28                      HIPAA.

The Borrower, each of its Subsidiaries and each Living Facility participating in the Medicare and/or Medicaid programs is in compliance with HIPAA, except to the extent such noncompliance could not reasonably be expected to have a Material Adverse Effect.

6.29                      Submissions.

All Medicare, Medicaid, and private insurance cost reports and financial reports submitted to any Governmental Authority by or on behalf of each Living Facility are and will continue to be true and accurate in all material respects and have not been and will not be misleading in any material respect.  In furtherance and not in limitation of the foregoing, there are (i) no current, pending or outstanding Medicare, Medicaid or third-party payor programs reimbursement audits or appeals pending at any of the Living Facilities, (ii) no cost report years that are subject to audits, no cost reports remain “open” or unsettled, and (iii) no current or pending Medicare, Medicaid or third-party payor programs recoupment efforts at any Living Facility, in each case, except to the extent the same could not reasonably be expected to have a Material Adverse Effect.

6.30                      Fraud and Abuse.

Each of the Borrower and its Subsidiaries, its respective directors, officers and employees and other Persons providing services on behalf of the Borrower and its Subsidiaries have not engaged in any activities which are in violation of Section 1128A, 1128B, 1128C or 1877 of the Social Security Act (42 U.S.C. Sections 1320a-7a, 1320a-7b, 1320a-7c and 1395), the False Claims Act (31 U.S.C. Section 3729 et seq.), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. Section 3801 et seq.) or other federal or state laws and regulations, including, but not limited to, the following:

(a)           knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(b)           knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

(c)           failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

(d)           knowingly and willfully offering, paying, soliciting, or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service or (ii) in return for purchasing, leasing or ordering, or arranging for or recommending, purchasing, leasing or ordering any good, facility, service or item; or

(e)           billing a patient, resident or payor for health services specified in 42 U.S.C. Section 1395 or any other similar or comparable federal or state laws, or providing such health services to a patient or resident, upon a referral from a physician where such physician has a financial relationship with the Borrower or any of its Subsidiaries to which no exception applies under each of the applicable laws;

in each case, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (excluding Obligations solely with respect to Cash Collateralized Letters of Credit) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit (excluding any Cash Collateralized Letter of Credit) shall remain outstanding, each Loan Party shall and shall cause each Subsidiary to:

7.01                      Financial Statements.

Deliver to the Administrative Agent for further distribution to each Lender:

(a)           as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2008), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)           as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the

Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and cash flows for such portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 7.02(e), the Borrower shall not be separately required to furnish such information under Section 7.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 7.01(a) or (b) above at the times specified therein.

7.02                      Certificates; Other Information.

Deliver to the Administrative Agent for further distribution to each Lender:

(a)           concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b)           concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;

(c)           as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2008), a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year, provided that, it is understood and agreed that information required to be delivered pursuant to this Section 7.02(d) shall be satisfied by the filing of the Borrower’s quarterly report on form 10-Q with the SEC on or prior to such date;

(e)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of any Loan Party or any Subsidiary, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party or any Subsidiary may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f)           promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(g)           promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(h)           promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(i)           promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein to the contrary, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and each Lender shall be solely responsible for notifying the Administrative Agent of any delivery request referred to above and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The

Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not marked as “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

7.03                      Notices.

(a)           Promptly notify the Administrative Agent of the occurrence of any Default.

(b)           Promptly notify the Administrative Agent of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           Promptly notify the Administrative Agent of the occurrence of any ERISA Event.

(d)           Promptly notify the Administrative Agent of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary.

(e)           Promptly notify the Administrative Agent of the occurrence of any Disposition, Involuntary Disposition, Equity Issuance or Debt Issuance, in each case, for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b).

(f)           Promptly notify the Administrative Agent of the actual, pending or, to the extent the Borrower or its Subsidiaries has actual knowledge, threatened (i) revocation, suspension, probation, restriction, limitation, forfeiture or refusal to renew of any material License, or (ii) the issuance or pending issuance of any material License for a period of less than 12 months, as a consequence of sanctions imposed by any Governmental Authority, or (iii) the assessment or threatened or pending assessment, of any civil or criminal penalties by any Governmental Authority or agent, or any accreditation organization in an aggregate amount exceeding $1,000,000.

(g)           Promptly notify the Administrative Agent of any action, including, but not limited to the amendment of any material License, or the issuance of any new material License or certification for a Living Facility, under which the Borrower and any of its Subsidiaries propose to (i) change any existing facility or service, to the extent such change could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) eliminate any existing or proposed service, which action requires the Borrower or any of its Subsidiaries to seek either a certificate of need approval or exemption from certificate of need review or which requires amendment of any material License or the issuance of any new material License or certificate for a Living Facility, to the extent such elimination could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h)           Promptly notify the Administrative Agent of the receipt by the Borrower or any of its Subsidiaries of any notice, claim or demand from any Governmental Authority which alleges that the Borrower, any of its Subsidiaries or any Living Facility is in violation of any of the terms of, or has failed to comply with any the requirement of any Laws regulating their respective operations and business, including, but not limited to, the Centers for Medicare and Medicaid Services or any division thereof, to the extent the same could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04                      Payment of Taxes.

Pay and discharge, as the same shall become due and payable (and with respect to property tax obligations, prior to delinquency), all its federal, state and other material taxes, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary.

7.05                      Preservation of Existence, Preservation or Rights; Compliance with Contracts.

(a)           Except with respect to Inactive Subsidiaries, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05 (other than AH Pennsylvania CGP, Inc., an Ohio corporation, which has filed the appropriate tax returns with the Ohio Department of Taxation and, upon tax clearance, will file an Application for Reinstatement with the Ohio Secretary of State to reinstate the corporation in good standing in the State of Ohio).

(b)           Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)           Preserve or renew all of its IP Rights, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

(d)           Comply with all Contractual Obligations, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect

7.06                      Maintenance of Properties.

(a)           Maintain, preserve and protect, in all material respects, all of its material properties (including, without limitation, all Living Facilities) and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b)           Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.07                      Maintenance of Insurance.

(a)           Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with Senior Service Insurance Ltd. or other financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or such Subsidiary operates.

(b)           Cause the Administrative Agent to be named as loss payee or mortgagee, as its interest may appear, with respect to the Mortgaged Properties and/or additional insured with respect to any such insurance providing liability coverage or coverage with respect to the Mortgaged Properties, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty days prior written notice before any such policy or policies shall be canceled.

7.08                      Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.  In furtherance and not in limitation of the foregoing, each Loan Party shall and shall cause each Subsidiary and each Living Facility to (i) comply with the Occupational Safety and Health Act of 1970, regulations issued under the Omnibus Budget Reconciliation Act of 1987, any requirements relating to “informed consents” and rights of residents, qualifications of staff, staffing requirements and delivery of services in a manner sufficient to protect the health and safety of residents, (ii) maintain in full force and effect all material Licenses necessary to the ownership and/or operation of the Living Facilities, (iii) maintain or cause to be maintained in all material respects a standard of care with respect to the Living Facilities at a level consistent with industry standard, (iv) maintain or cause to be maintained in all material respects a standard of care in the storage, use, transportation and disposal of all medical equipment, medical supplies, medical products and medical waste, of any kind and in any form, that is in accordance with, at least, a level consistent with industry standard and in conformity with all requirements of Laws, (v) operate, or cause to be operated, each Living Facility at a level consistent with industry standard and in compliance with all material requirements of Laws relating thereto and cause all material Licenses, permits, and any other agreements necessary for the use and operation of each Living Facility to remain in effect, (vi) correct or cause to be corrected any material deficiency set forth in any Governmental Authority statement of deficiencies, the curing of which is a condition of continued licensure or for accreditation of the Living Facilities, (vii) maintain or cause to be maintained in all material respects sufficient inventory and equipment of types and quantities at each Living Facility to enable the Borrower and its Subsidiaries to operate each Living Facility adequately and in a manner which will enable the Borrower and its Subsidiaries to comply with the provisions of the Loan Documents, and (viii) maintain or cause to be maintained all deposits, including, without limitation, deposits relating to residents or Resident Agreements in accordance with all material requirements of Laws, except, in each case, to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Affect; provided that, with respect to item (vi) above, the Borrower and its Subsidiaries may in good faith, by appropriate proceedings, contest the validity or applicability of any deficiency set forth in any Governmental Authority statement of deficiencies and pending such contest the Borrower and its Subsidiaries shall not be deemed in default hereunder if (1) such contest does not endanger the validity of any material License in any manner that reasonably may inhibit the use of the applicable Living Facility in its current use, (2) such contest does not result in potential life safety issues for the residents of the applicable Living Facility (in the Administrative

Agent’s reasonable discretion), and (3) the Borrower keeps the Administrative Agent reasonably informed as to the status of such contest.

7.09                      Books and Records.

(a)           Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b)           Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

7.10                      Inspection Rights.

(a)           Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably necessary, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(b)           If requested by the Administrative Agent in its sole discretion, promptly deliver to the Administrative Agent (i) asset appraisal reports with respect to Mortgaged Properties and the related personal property owned by the Loan Parties, and (ii) a written audit prepared by the Borrower of the accounts receivable, inventory, payables, controls and systems of Loan Parties and their Subsidiaries.  The appraisal reports described in clause (i) above shall be at the Borrower’s expense and shall be limited to one such appraisal report during the term of this Agreement; provided, however, that when an Event of Default exists the Administrative Agent or the Required Lenders may require additional appraisal reports at the Borrower’s expense as they shall deem reasonably appropriate.

7.11                      Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to finance working capital, capital expenditures and other lawful corporate purposes (excluding Acquisitions and voluntary or optional payments of any Indebtedness of any Loan Party or any Subsidiary (other than Indebtedness arising under the Loan Documents)), and (b) to refinance certain existing Indebtedness, provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

7.12                      ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code.

7.13                      Additional Subsidiaries.

On and after the Closing Date, within thirty days after the date of the acquisition or formation of any Subsidiary or the date any Subsidiary ceases to be an Inactive Subsidiary:

(a)           notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b)           if such Subsidiary is a Domestic Subsidiary, cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement, and (ii) upon the request of the Administrative Agent in its sole discretion, deliver to the Administrative Agent such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope customary for transactions similar to this transaction and otherwise consistent with the deliveries made on the Closing Date, and reasonably satisfactory to the Administrative Agent; provided, that the foregoing requirements shall not apply to any Subsidiary which is prohibited or restricted from guaranteeing the Obligations pursuant to the provisions of any material Contractual Obligation to which the Borrower or its Subsidiaries is party or subject existing as of the date of this Agreement, entered into after the date of this Agreement as permitted by Section 8.03 hereof or assumed after the date hereof, or pursuant to any other Contractual Obligation so long as the restriction or prohibition is a customary provision in leases, subleases, licenses, contracts for management or development of property or any other contract entered into in the ordinary course by such Subsidiary.

7.14                      Pledged and Mortgaged Assets.

(a)           Equity Interests.  Within thirty days after the date of the acquisition or formation of any Domestic Subsidiary after the Closing Date or the date any Subsidiary ceases to be an Inactive Subsidiary, cause 100% of the issued and outstanding Equity Interests of such Domestic Subsidiary to be pledged in favor of the Administrative Agent for the benefit of the Lenders and a first priority, perfected Lien granted in connection therewith pursuant to the terms and conditions of the Collateral Documents, together with delivery of customary opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent; provided, that the foregoing requirements shall not apply to any Subsidiary to the extent that the pledging of all or any portion of the Equity Interests of such Subsidiary is prohibited or restricted pursuant to the provisions of any Contractual Obligation to which the Borrower or its Subsidiaries is party or subject.

(b)           Other Real Property and Related Personal Property.  Within thirty days after the date that any real property owned or leased (other than pursuant to an office/space lease) by any Domestic Subsidiary shall become unencumbered (but excluding in connection with the refinancing of such real property as permitted by the terms of this Agreement), the Borrower shall cause the owner or holder of such property to subject such real property and any related personal property used exclusively in connection with the operation of such real property to a Mortgage in favor of the Administrative Agent for the benefit of the Lenders.  In connection with the delivery of any such Mortgage, the Borrower shall cause to be delivered to the Administrative Agent, within such 30 day period, each of the items identified in Section 5.01(f)(i)-(vii) with respect to such real property.

(c)           Release of Liens, Guarantees and Prepayment of Loans.  Notwithstanding anything to the contrary contained in this Credit Agreement or any of the Collateral Documents, the Borrower may obtain releases of the any of the Mortgaged Properties and the related assets that constitute Collateral hereunder, through satisfaction of each of the following conditions: (i) the Borrower shall deliver to the Administrative Agent, not less than ten (10) Business Days prior to the date of such requested release a written request for release of the applicable Mortgaged Property, (ii) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to any such release, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 on a Pro Forma Basis, (iii) a Responsible Officer of the Borrower shall certify in writing to the Administrative Agent that no Default or Event of Default shall exist immediately after giving effect to the applicable release and (iv) simultaneously with any such release, the Borrower shall have prepaid the Loans in accordance with the provisions of Section 2.05(b)(vi)(B) in an amount equal to the greater of (A) 100% of the Net Cash Proceeds received by such Loan Party (to the extent such release is in connection with a Disposition of such Mortgaged Property or a Debt Issuance with respect to such Mortgaged Property) and (B) 95% of the Allocated Amount of such Mortgaged Property.  To the extent all such conditions to release are satisfied, the Administrative Agent will, at the Borrower’s expense, simultaneously with the prepayment required by clause (v) above, deliver to the Borrower such documentation as is reasonably necessary to evidence the release of the Administrative Agent’s security interest, if any, in the released Mortgaged Property (and to the extent the Mortgaged Property is the sole asset owned by such Loan Party the Administrative Agent shall also release any guarantees provided hereunder).

7.15                      Resident Agreements.

Deliver, or cause to be delivered, to the Administrative Agent when reasonably requested by the Administrative Agent, all information reasonably requested by the Administrative Agent with respect to all Resident Agreements, excluding, however any medical or other private resident information.

7.16                      Census Reports and Surveys.

Deliver to the Administrative Agent, promptly following the reasonable request of the Administrative Agent, reports prepared on a consolidated basis of the periodic resident census of the Living Facilities, including summaries of (i) the source of payment, (ii) licensure survey results and (iii) accreditation survey results and such other information relating to the operation of each Living Facility as may reasonably be requested by the Administrative Agent from time to time, in each case, on a consolidated basis.

7.17                      Deficiency Notices.

Without implying any limitation on any other provisions of this Agreement or any of the other Loan Documents, furnish or cause to be furnished to the Administrative Agent immediately after receipt thereof copies of all (i) material Deficiency Notices, (ii) material Governmental Authority inspection reports, audits, surveys, investigations, reviews or evaluations, (iii) notices and written communications from any state or any Governmental Authority relating to material adjustments in reimbursement amounts or to rate reviews, modifications of rates, inflation adjustments, rate agreements or the like, and (iv) responses by, or on behalf of, the Borrower and its Subsidiaries with respect to any of the foregoing.  The Borrower shall or shall cause the relevant Subsidiaries to commence promptly and diligently pursue the correction of the subject of each such material Deficiency Notice, and shall correct the subject of such Deficiency Notice promptly, but in any event on or prior to the date of expiration of any period allowed by the Governmental Authority for correction.  The Borrower shall, at the Administrative Agent’s reasonable request, promptly provide from time to time such cost estimates, reports and other information regarding any such correction by the Borrower and its Subsidiaries.

7.18                      Further Assurances.

From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto.  Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be reasonably required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

7.19                      Post Closing Covenants.

(a)           Reinstatement of Good Standing.  Cause AH Pennsylvania CGP, Inc., an Ohio corporation, to be reinstated in good standing in the State of Ohio within thirty (30) days following the Closing Date (or such longer date as the Administrative Agent may reasonably determine).

(b)           UCC3 Termination Statements.  Cause the financing statements identifying Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as secured party, and any party to the Pledge Agreement, as debtor, to be released within thirty (30) days following the Closing Date (or such longer date as the Administrative Agent may reasonably determine).

(c)           Final Environmental Assessment Reports.  Cause to be delivered to the Administrative Agent, within ten (10) days of the Closing Date (or such longer date as the Administrative Agent may reasonably determine), the final environmental assessment reports (each in form and substance and from professional firms acceptable to the Administrative Agent), with respect to the following Mortgaged Properties:  (i) 3001 Business Park Circle, Goodlettsville, TN, (ii) 8253 Virginia Street, Merrillville, IN, (iii) 211 Village Boulevard, Tequesta, FL, (iv) 205 Village Boulevard, Tequesta, FL and (v) 6302 SW Lee Boulevard, Lawton, OK.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (excluding Obligations solely with respect to Cash Collateralized Letters of Credit) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit (excluding any Cash Collateralized Letter of Credit) shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01                      Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions (pursuant to any refinancing or otherwise) thereof, provided that the property covered thereby is not changed;

(c)           Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due (and with respect to property tax obligations, not yet delinquent) or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)           deposits to secure the performance of bids, trade contracts (other than Indebtedness), and leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, including, without limitation, any Lien resulting from any Permitted Transfer;

(h)           Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i)           Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(j)           leases or subleases or other occupancy agreements granted to others not interfering in any material respect with the business of any Loan Party or any Subsidiary;

(k)           any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases not restricted by this Agreement;

(l)           Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(m)         normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n)          Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o)          Liens in favor of the L/C Issuer on cash collateral securing the obligations of a Defaulting Lender or an Impacted Lender to fund risk participations in L/C Obligations;

(p)          Liens on fee-owned property or real property leases of the Borrower and its Subsidiaries and any related property (other than the Equity Interests of the Borrower and any Subsidiary that is not a Non-Recourse Subsidiary Borrower) customarily granted or pledged by a borrower to its lender in connection with non-recourse financing including, without limitation, any personal property located on or related to such real property, any contracts, receivables and general intangibles related to such real property, any Swap Contracts relating to the Indebtedness (and any proceeds from any of the foregoing) and, subject to the limitations of Section 8.01(t), cash collateral, which Liens secure Indebtedness permitted by Section 8.03(i) and (l);

(q)          Liens securing Indebtedness permitted by Section 8.03(j); provided that, (i) such Liens do not at any time encumber any assets other than the assets acquired with such Indebtedness, other than, in each case, in connection with any consolidations of such Indebtedness and (ii) the amount of Indebtedness secured thereby is not increased, other than to make improvements to the original assets financed by such Indebtedness;

(r)           Liens on the Equity Interests of a Non-Recourse Subsidiary Borrower and, subject to the limitations of Section 8.01(t), cash collateral securing Indebtedness permitted by Section 8.03(k);

(s)          Liens on cash and Cash Equivalents pledged by the Borrower and its Subsidiaries to secure Indebtedness permitted by Section 8.03(f) in an amount not to exceed $15,000,000 at any time outstanding;

(t)           Liens on cash and Cash Equivalents pledged by the Borrower and its Subsidiaries to secure Indebtedness permitted by Section 8.03(b), (i), (j) and (k); and Liens on cash and Cash Equivalents pledged by the Borrower and its Subsidiaries to secure Indebtedness incurred by any Unconsolidated Joint Venture in which the Borrower or any of its Subsidiaries owns Equity Interests, in an amount not to exceed $10,000,000 at any time outstanding;

(u)          Liens on cash and Cash Equivalents pledged by the Borrower and its Subsidiaries in lieu of posting letters of credit in connection with obligations in favor of Governmental Authorities, insurance companies or other similar obligations, in an amount not to exceed $76,500,000 at any time outstanding; and

(v)           Liens on Swap Provider Collateral in favor of the counterparty under any Swap Contract entered into by the Borrower and/or any of its Subsidiaries, provided the amount of such Swap Provider Collateral shall not exceed $27,000,000 at any time outstanding.

8.02                      Investments.

Make any Investments, except:

(a)           Investments held in the form of cash or Cash Equivalents;

(b)           Investments existing as of the Closing Date and set forth in Schedule 8.02;

(c)           Investments in any Person that is a Loan Party prior to giving effect to such Investment;

(d)           Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(e)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)           Guarantees permitted by Section 8.03;

(g)           Permitted Acquisitions;

(h)           Loans and advances to employees of the Borrower or any Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and Subsidiaries of the Borrower not to exceed $100,000 at any one time outstanding;

(i)           (i) Investments by the Borrower and/or any Subsidiary in any Subsidiary to the extent of any Operating Deficits, (ii) Guarantees by the Borrower and the Guarantors of Entrance Fee Refunds and (iii) Investments consisting of customary completion guarantees provided by the Borrower and/or its Subsidiaries of Construction Completion Obligations in connection with Indebtedness permitted by Section 8.03(i) and (l), provided that, the aggregate amount of payments made pursuant to such agreements, Guarantee Obligations and completion guarantees shall not exceed $40,000,000 during the term of this Agreement;

(j)           the Borrower and/or any Subsidiary of the Borrower may make advances, loans, extensions of credit or capital contributions to any Subsidiary of the Borrower (i) to fund Permitted Acquisitions, (ii) to pay operating expenses, debt service, lease payments, capital expenditures and any other expenses incurred by such Subsidiary in the ordinary course of business and (iii) in an aggregate amount not exceeding $20,000,000 during the term of this Agreement in connection with expanding existing assets or development activities of such Subsidiary; provided that, in each case, if any such Investment is made in a new Subsidiary, the Borrower shall comply with the requirements of Section 7.13;

(k)          Swap Contracts permitted by Section 8.03;

(l)           Investments, not to exceed $15,000,000 at any time outstanding, in any Unconsolidated Joint Venture in which the Borrower or any of its Subsidiaries owns Equity Interests;

(m)         Investments in the form of cash collateral to the extent permitted by Section 8.01(s), (t), (u) and (v);

(n)          Investments in connection with debt service requirements with respect to financings of real estate; and

(o)          Investments of a nature not contemplated in the foregoing clauses in an amount not to exceed $5,000,000 individually or $25,000,000 in the aggregate at any time outstanding.

8.03                      Indebtedness.

Create, incur, assume or suffer to exist any, except:

(a)          Indebtedness under the Loan Documents;

(b)          Indebtedness set forth in Schedule 8.03 (including any increase in the principal amount thereof pursuant to commitments contemplated thereunder) (and renewals, refinancings and extensions thereof); provided that the scheduled maturity dates of such Indebtedness are not shortened as a result thereof;

(c)          intercompany Indebtedness permitted under Section 8.02 and, to the extent the same does not exceed $20,000,000 in the aggregate at any one time outstanding, Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party;

(d)          obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)          purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $10,000,000 at any one time outstanding; and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(f)           Indebtedness consisting of obligations arising under letters of credit in an aggregate face amount not to exceed $62,500,000 at any one time outstanding;

(g)          Guarantees made in the ordinary course of business by the Borrower or any of its Subsidiaries of:

(i)	obligations of the Borrower or any other Loan Party;

(ii)	obligations under any operating lease;

(iii)	obligations under Capital Leases permitted or assumed pursuant to Section 8.03(b) or (h);

(iv)	obligations of other Non-Recourse Subsidiary Borrowers in the same pool financing;

(v)	debt service requirements with respect to financings of real estate; and

(vi)
other Indebtedness permitted to be incurred by Section 8.02 (including, without limitation, obligations of any Subsidiary pursuant to Section 8.03(i) or (l) or obligations of any Unconsolidated Joint Venture; provided, that (A) any Guarantee of Indebtedness permitted by Section 8.03(i) shall not exceed 10% of the specific Indebtedness to be guaranteed and (B) the aggregate amount of all such Guarantees pursuant to this clause (vi) shall not exceed $10,000,000 at any time outstanding;

(h)           obligations under Capital Leases assumed by the Borrower and its Subsidiaries in connection with any Permitted Acquisition; provided that, at the time of the assumption of such obligations, a Pro Forma Compliance Certificate shall have been delivered to the Administrative Agent, which shall include a computation demonstrating compliance with Section 8.11 on a Pro Forma Basis if either (x) the aggregate amount of such obligations assumed by the Borrower and its Subsidiaries in connection with such Permitted Acquisition exceeds $1,000,000 or (y) the aggregate amount of such obligations assumed by the Borrower and its Subsidiaries in connection with Permitted Acquisitions since the Closing Date exceeds $5,000,000 at any one time outstanding; and provided further that, such obligations existed at the time of such Permitted Acquisition and were not created in connection therewith or in contemplation thereof;

(i)           Indebtedness in respect of the Subsidiaries of the Borrower secured by fee-owned or leasehold real property of the Subsidiaries of the Borrower and any other assets permitted by Section 8.01(p); provided that, with respect to any such Indebtedness (w) such Indebtedness may be recourse against the Non-Recourse Subsidiary Borrower that is the borrower under such Indebtedness, (x) such Indebtedness shall not mature prior to August 31, 2011, (y) neither the Borrower nor any of its Subsidiaries (other than the Non-Recourse Subsidiary Borrower thereunder or other Non-Recourse Subsidiary Borrowers that are party to such Indebtedness in the case of a pool financing) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable (as guarantor or otherwise), other than (1) as guarantor for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financing of real estate and (2) guarantees permitted by Section 8.03(g)(vi), and (z) as to which the lenders thereunder will not have any recourse to the Equity Interests or assets of the Borrower and any of its Subsidiaries (other than the Non-Recourse Subsidiary Borrower or other Non-Recourse Subsidiary Borrowers that are party to such Indebtedness in the case of a pool financing) other than the assets securing such Indebtedness, additions, accessions and improvements thereto and proceeds thereof, the Equity Interests of the related Non-Recourse Subsidiary Borrower or other Non-Recourse Subsidiary Borrowers that are party to such Indebtedness in the case of a pool financing and, in the case of the Borrower or any Subsidiary, (1) recourse against such party for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violation of single purpose entity covenants, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financing of real estate and (2) guarantees permitted by Section 8.03(g)(vi); provided further that, after giving effect to such additional Indebtedness, (i) the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants contained in Section 8.11 hereof and (ii) no Event of Default shall exist.  For such Indebtedness exceeding $25,000,000 individually, at the time of or prior to the incurrence of such Indebtedness, the Borrower shall deliver to the Administrative Agent a Pro Forma Compliance Certificate certifying (and including computations in reasonable detail) that, after giving effect to such additional Indebtedness, the requirements in clauses (i) and (ii) of this Section have been met. For the purposes of this Section, pledges of Swap Contracts and posting of letters of credit in lieu of reserves shall not constitute credit support;

(j)           Indebtedness (excluding any Recourse Indebtedness except to the extent such Recourse Indebtedness does not exceed $10,000,000 in the aggregate outstanding at any one time) assumed by the Borrower or any Subsidiary in connection with any Permitted Acquisition; provided that, such Indebtedness existed at the time of such Permitted Acquisition and was not created in connection therewith or in contemplation thereof; and provided further that, after giving effect to such additional Indebtedness, (i) the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants contained in Section 8.11 hereof and (ii) no Event of Default shall exist.  For such Indebtedness exceeding $25,000,000 individually, at the time of or prior to the incurrence of such Indebtedness, the Borrower shall deliver to the Administrative Agent a Pro Forma Compliance Certificate certifying (and including computations in reasonable detail) that, after giving effect to such additional Indebtedness, the requirements in clauses (i) and (ii) of this Section have been met;

(k)          Indebtedness of a Non-Recourse Subsidiary Borrower secured solely by the Equity Interests of the Non-Recourse Subsidiary Borrower or any other Non-Recourse Subsidiary Borrower and other assets permitted by Section 8.01(r); provided that, after giving effect to such additional Indebtedness (i) the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants contained in Section 8.11 hereof and (ii) no Event of Default shall exist; and provided  further that, if such Indebtedness exceeds $25,000,000 individually, at the time of or prior to the incurrence of such Indebtedness, the Borrower shall deliver to the Administrative Agent a Pro Forma Compliance Certificate certifying (and including computations in reasonable detail) that, after giving effect to such additional Indebtedness, the requirements in clauses (i) and (ii) of this Section have been met;

(l)           Construction Indebtedness set forth on Schedule 8.03(l) and any refinancings of such Indebtedness; provided that the scheduled maturity dates of such Indebtedness are not shortened; and

(m)         other unsecured Indebtedness in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding.

8.04                      Fundamental Changes.

Merge, dissolve (excluding Inactive Subsidiaries), liquidate or consolidate with or into another Person, except that so long as no Default exists or would result therefrom, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower is the continuing or surviving Person, (b) any Subsidiary may merge or consolidate with any other Subsidiary provided that if a Loan Party is a party to such transaction, the continuing or surviving Person is a Loan Party, (c) subject to clause (a) above, the Borrower or any Subsidiary may merge with any other Person in connection with a Permitted Acquisition and (d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expect to have a Material Adverse Effect.

8.05                      Dispositions.

Make any Disposition except:

(a)           Permitted Transfers;

(b)           any Sale and Leaseback transaction, provided that, after giving effect to such transaction, (i) the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants contained in Section 8.11 hereof and (ii) no Event of Default shall exist.  For any Sale and Leaseback transaction exceeding $25,000,000, at the time of or prior to the closing of such transaction, the Borrower shall deliver to the Administrative Agent a Pro Forma Compliance Certificate certifying (and including computations in reasonable detail) that, after giving effect to such transaction, the requirements in clauses (i) and (ii) of this subsection have been met; and

(c)           any other Disposition so long as (i) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction (or, in connection with any lease or similar type asset, as such amounts become due and payable pursuant to the terms of such transaction), except as set forth in Schedule 8.05(c) and shall be in an amount not less than the fair market value of the property disposed of, (ii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, and (iii) the aggregate net book value of all of the assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in all such transactions in any fiscal year of the Borrower shall not exceed $100,000,000.

8.06                      Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)           each Subsidiary may make Restricted Payments to Persons that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)           each Loan Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; and

(c)           the Borrower may purchase the Borrower’s common stock or common stock options from present or former officers or employers of the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this paragraph subsequent to the date hereof (net of any proceeds received by the Borrower subsequent to the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $5,000,000.

8.07                      Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business reasonably related or incidental thereto.

8.08                      Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09                      Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, (5) any such agreement assumed or created after the date hereof which (A) is assumed by the Borrower or any of its Subsidiaries in connection with any Permitted Acquisition, (B) is an agreement governing Indebtedness permitted by Section 8.03(b), (h), (i), (j), (k) or (l), or (C) is a customary provision in leases, subleases, licenses, contracts for management or development of real property and other contracts restricting the same; provided that, any such prohibition or limitation referred to above in this clause (5) created after the date hereof shall only be effective against the assets or Person acquired in such Permitted Acquisition, financed by or party to such Indebtedness or that is the subject of or party to such other leases, subleases, license or contracts, or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.

8.10                      Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11                      Financial Covenants.

(a)           Consolidated Tangible Net Worth.  Permit Consolidated Tangible Net Worth at any time to be less than $800,000,000.

(b)           Consolidated Adjusted Leverage Ratio.  Permit the Consolidated Adjusted Leverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending on the last day of any fiscal quarter of the Borrower set forth below to be greater than the ratio corresponding to such fiscal quarter:

Calendar Year	March 31	June 30	September 30	December 31
2009	8.25 to 1.00	8.25 to 1.00	8.25 to 1.00	8.00 to 1.00
2010	8.00 to 1.00	8.00 to 1.00

(c)           Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending on the last day of any fiscal quarter of the Borrower to be less than 1.20 to 1.00.

8.12                      Prepayment of Other Indebtedness, Etc.

Amend or modify any of the terms of any Indebtedness of any Loan Party or any Subsidiary (other than Indebtedness arising under the Loan Documents) if such amendment or modification would shorten the final maturity or average life to maturity.

8.13                      Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a)           Amend, modify or change its Organization Documents in a manner adverse to the Lenders.

(b)           Change the fiscal year of the Borrower.

(c)           Without providing ten days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.

8.14                      Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Subsidiary to issue or have outstanding any shares of preferred Equity Interests, or (b) create, form, purchase or otherwise acquire any Foreign Subsidiary not owned on the Closing Date, or any Subsidiary whose only assets are entities not organized under the laws of any jurisdiction within the United States of America.

8.15                      Capital Expenditures.

Permit Consolidated Capital Expenditures to exceed (a) from the period beginning on the Closing Date and ending on the last day of the first full fiscal quarter following the Closing Date, $40,000,000 and (b) for any fiscal quarter thereafter, $20,000,000; provided, that any unused amounts for any fiscal quarter may be carried forward and used in the next succeeding fiscal quarters by the Borrower and its Subsidiaries; provided, further, in no event shall the Borrower permit Consolidated Capital Expenditures to exceed $80,000,000 in any fiscal year of the Borrower.

8.16                      Licenses.

Permit any breach, withdrawal, rating reduction, restriction, suspension, probation, failure to renew, cancellation, rescission, termination, lapse or forfeiture of any License, permit, right, franchise or privilege necessary for the ownership or operation of any Living Facility for the purposes for which such Living Facility is currently being operated except, in each case, to the extent the same could, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect.

8.17                      Limitation on Certain Agreements.

Permit any breach, withdrawal, restriction, suspension, probation, failure to renew, cancellation, rescission, termination, lapse, alteration, forfeiture or modification of any Operating Agreement and Management Contract except, in each case, to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect

8.18                      Subsidiary Dividends.

Notwithstanding the terms of Section 8.06 hereof, fail to cause each indirect Subsidiary of the Borrower to pay dividends or make distributions or to transfer to its parent, or fail to cause each direct Subsidiary of the Borrower to pay dividends or make distributions or to transfer to the Borrower, an amount not less than such Subsidiary’s excess cash flow in the ordinary course of business but in any event not less than once each quarter, except to the extent prohibited by (i) any encumbrance or restriction contained in any agreement governing Indebtedness permitted by Section 8.03(b), (h), (i), (j), (k) or (l) or any other agreement existing on the date hereof or assumed in connection with any Acquisition permitted by Section 8.02(g), (ii) any customary provisions in leases, subleases, licenses, contracts for management or development of Property and other contracts restricting the same, and (iii) any restriction existing by reason of applicable law; provided that, any such encumbrance or restriction referred to above in this Section created by agreement after the date hereof shall only be effective against, and as to distributions by, the Person acquired in such Acquisition, financed by or party to such Indebtedness or that is the subject of or party to such other leases, subleases, license or contracts

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01                      Events of Default.

Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.

(i)           Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.05(a), or 7.14 and such failure continues for ten (10) Business Days after the earlier of (i) the date on which a Responsible Officer should have known or has reason to know of such default and (ii) the date on which the Borrower has received written notice of such failure from the Administrative Agent, or if such default is of a nature that it cannot with reasonable effort be completely remedied within said period of 10 Business Days such additional period of time as may be reasonably necessary to cure same, provided the applicable Loan Party commences such cure with such 10 Business Day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed 30 days; or

(ii)            Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03, 7.05(b), (c) and (d), 7.11 or Article VIII; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made, unless such representation, warranty, certification or statement of fact is qualified by “materiality” or “Material Adverse Effect” or similar language, in which case such representation, warranty, certification or statement of fact shall be incorrect or misleading in any respect when made or confirmed; or

(e)           Cross-Default.  (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)           Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h)           Judgments.  There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent paid or not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)           ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)           Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Affiliate of a Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)           Actions by Governmental Authority.  The United States Department of Health and Human Services, Office of the Inspector General, or any federal, state or local Governmental Authority brings a claim, demand or cause of action against the Borrower or any of its Subsidiaries or any shareholders, partners, members, directors, officers, employees or agents of the Borrower or any of its Subsidiaries for violation of Section 1128A, 1128C or 1877 of the Social Security Act (42 U.S.C. Sections 1320a-7a, 1320a-7c and 1395nn), the False Claims Act (31 U.S.C. Section 3729 et seq.), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. Section 3801 et seq.) or other similar requirements of Laws, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect

9.02                      Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders (excluding any Sponsor Affiliate), take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03                      Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party or any Subsidiary and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.03(d), ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party or any Subsidiary and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.03(d), (c) payments of amounts due under any Treasury Management Agreement between any Loan Party or any Subsidiary and any Lender, or any Affiliate of a Lender and (d)

Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Swap Contracts and Treasury Management Agreements, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

ADMINISTRATIVE AGENT

10.01                      Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02                      Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03                      Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall use commercially reasonable efforts to give prompt notice thereof to the Lenders.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04                      Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05                      Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06                      Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer (unless the Borrower, the Administrative Agent and another Lender agree that such other Lender shall serve in such capacity), (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

In the event that Administrative Agent is a Defaulting Lender, the Borrower (with the approval of the Required Lenders) or the Required Lenders (with the approval of the Borrower, which approval shall not be unreasonably withheld)  shall have the right to remove and replace the Administrative Agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  After the removal and replacement of any Administrative Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.07                      Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08                      No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.09                      Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

10.10                      Collateral and Guaranty Matters.

The Lenders and the L/C Issuer irrevocably authorize and direct the Administrative Agent to, and the Administrative Agent shall,

(a)           release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations and Obligations relating solely to Cash Collateralized Letters of Credit) and the expiration, termination, return or full cash collateralization of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made),  (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, (iii) as approved in accordance with Section 11.01 or (iv) in accordance with Section 7.14(c).;

(b)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(c)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

ARTICLE XI

MISCELLANEOUS

11.01                      Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that

(a)           no such amendment, waiver or consent shall:

(i)           extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)           postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)                      reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(iv)                      change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v)           change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(vi)                      release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral;

(vii)                      release the Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 8.04 or Section 8.05, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guarantied thereby, except to the extent such release is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone); or

(b)           prior to the termination of the Revolving Commitments, unless also signed by Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Revolving Commitments, no such amendment, waiver or consent shall, (i) waive any Default for purposes of Section 5.02(b), (ii) amend, change, waive, discharge or terminate Sections 5.02 or 9.01 in a manner adverse to such Lenders or (iii) amend, change, waive, discharge or terminate Section 8.11 (or any defined term used therein) or this Section 11.01(b); or

(c)           [reserved];

(d)           unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; and

(e)           unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

11.02                      Notices; Effectiveness; Electronic Communications.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to any Loan Party, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and

Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side

Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03                      No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder  or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04                      Expenses; Indemnity; and Damage Waiver.

(a)           Costs and Expenses.  The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated),

(ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)           Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05                      Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06                      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of an assignment of a Revolving Commitment (and the related Revolving Loans thereunder) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned;

(iii)                      Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)           the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Subsidiaries or Affiliates (other than a Sponsor Affiliate).

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations, and stated interest thereon, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it);

provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vii) of the Section 11.01(a) that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitation on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as L/C Issuer.  In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07                      Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its

Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08                      Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09                      Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10                      Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11                      Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12                      Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13                      Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           such assignment does not conflict with applicable Laws; and

(e)           in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14                      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK

COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15                      Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16                      No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the

Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and each Lender are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and each Lender, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) the Administrative Agent, the Arranger and each Lender does not have any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and the Administrative Agent, the Arranger and each Lender does not have any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates.  To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17                      Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18                      USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	BROOKDALE SENIOR LIVING INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
GUARANTORS:	AHC PROPERTIES, INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
AHC RICHLAND HILLS, LLC, a Delaware limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
AHC STERLING HOUSE OF HARBISON, LLC, a Delaware limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
ALS CANADA, INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary

ALS HOLDINGS INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
ALS NORTH AMERICA INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
ALTERNATIVE LIVING SERVICES NEW YORK, INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
AMERICAN RETIREMENT CORPORATION, a Tennessee corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
ARC BRADENTON RC, INC., a Tennessee corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary

ARC CYPRESS, LLC, a Tennessee limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
ARC EPIC HOLDING COMPANY, INC., a Tennessee corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
ARC HDV, LLC, a Tennessee limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
ARC LOWRY, LLC, a Tennessee limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
ARC LP HOLDINGS, LLC, a Tennessee limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary

ARC PHARMACY SERVICES, LLC, a Tennessee limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
ARCPI HOLDINGS, INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
BKD STERLING HOUSE OF LAWTON, LLC, a Delaware limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
BLC NOVI-GC, LLC, a Delaware limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
BLC-AH INVESTOR ACQUISITION, LLC, a Delaware limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary

BLC-GC MEMBER, LLC, a Delaware limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
BROOKDALE DEVELOPMENT, LLC, a Delaware limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
BROOKDALE LIVING COMMUNITIES OF ILLINOIS-DNC, LLC, a Delaware limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
BROOKDALE LIVING COMMUNITIES OF TEXAS-II, INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
BROOKDALE LIVING COMMUNITIES, INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary

BROOKDALE OPERATIONS, LLC, a Delaware limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary

BROOKDALE SENIOR LIVING
COMMUNITIES, INC., a Delaware
corporation, f/k/a Alterra Healthcare
Corporation, a Delaware corporation

By:   /s/ T. Andrew Smith
Name:  T. Andrew Smith
Title:   Executive Vice President and Secretary

BROOKDALE WELLINGTON, INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
CAROLINA HOUSE OF BLUFFTON, LLC, a North Carolina limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
CAROLINA HOUSE OF HILTON HEAD, LLC, a North Carolina limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary

FEBC-ALT HOLDINGS INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
FEBC-ALT INVESTORS, LLC, a Delaware limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
FIT PATRIOT HEIGHTS GP INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
FIT RAMSEY LLC, a Delaware limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
FIT REN HOLDINGS GP INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary

FIT REN LLC, a Delaware limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary

FIT REN MIRAGE INN LP, a Delaware
limited partnership

By:  FIT REN Holdings GP Inc., a Delaware corporation, its general partner

By:   /s/ T. Andrew Smith
Name:  T. Andrew Smith
Title:   Executive Vice President and Secretary

FIT REN NOHL RANCH LP, a Delaware
limited partnership

By:  FIT REN Holdings GP Inc., a Delaware
corporation, its general partner

By:   /s/ T. Andrew Smith
Name:  T. Andrew Smith
Title:   Executive Vice President and Secretary

FIT REN OAK TREE LP, a Delaware limited
partnership

By:  FIT REN Holdings GP Inc., a Delaware
corporation, its general partner

By:   /s/ T. Andrew Smith
Name:  T. Andrew Smith
Title:   Executive Vice President and Secretary

FIT REN OCEAN HOUSE LP, a Delaware
limited partnership

By:  FIT REN Holdings GP Inc., a Delaware
corporation, its general partner

By:   /s/ T. Andrew Smith
Name:  T. Andrew Smith
Title:   Executive Vice President and Secretary

FIT REN PACIFIC INN LP, a Delaware
limited partnership

By:  FIT REN Holdings GP Inc., a Delaware
corporation, its general partner

By:   /s/ T. Andrew Smith
Name:  T. Andrew Smith
Title:   Executive Vice President and Secretary

FIT REN PARK LP, a Delaware limited
partnership

By:  FIT REN Holdings GP Inc., a Delaware
corporation, its general partner

By:   /s/ T. Andrew Smith
Name:  T. Andrew Smith
Title:   Executive Vice President and Secretary

FIT REN PAULIN CREEK LP, a Delaware
limited partnership

By:  FIT REN Holdings GP Inc., a Delaware
corporation, its general partner

By:   /s/ T. Andrew Smith
Name:  T. Andrew Smith
Title:   Executive Vice President and Secretary

FIT REN THE GABLES LP, a Delaware
limited partnership

By:  FIT REN Holdings GP Inc., a Delaware
corporation, its general partner

By:   /s/ T. Andrew Smith
Name:  T. Andrew Smith
Title:   Executive Vice President and Secretary

FIT REN THE LEXINGTON LP, a Delaware
limited partnership

By:  FIT REN Holdings GP Inc., a Delaware
corporation, its general partner

By:   /s/ T. Andrew Smith
Name:  T. Andrew Smith
Title:   Executive Vice President and Secretary

FIT ROBIN RUN GP INC., a Delaware corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
FREEDOM GROUP NAPLES MANAGEMENT COMPANY, INC., a Tennessee corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary

SALI ACQUISITION 1-A/GP, LLC, a North Carolina limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
SALI ACQUISITION 1-A/LP, LLC, a North Carolina limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
SALI ACQUISITION III/GP, LLC, a North Carolina limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
SALI ACQUISITION III/LP, LLC, a North Carolina limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary
SALI ASSETS, LLC, a North Carolina limited liability company By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary

SOUTHERN ASSISTED LIVING, INC., a North Carolina corporation By: /s/ T. Andrew Smith Name: T. Andrew Smith Title: Executive Vice President and Secretary

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Kevin Ahart
	Name:	Kevin Ahart
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender and L/C Issuer

	By:	/s/ Zubin R. Shroff
	Name:	Zubin R. Shroff
	Title:	Vice President

Fortress Credit Funding III LP,
as a Lender

By:	Fortress Credit Funding III GP LLC, its general partner

By:	/s/ Marc K. Furstein
Name:	Marc K. Furstein
Title:	Chief Operating Officer

Fortress Credit Funding I LP,
as a Lender

By:	Fortress Credit Funding I GP LLC, its general partner

By:	/s/ Marc K. Furstein
Name:	Marc K. Furstein
Title:	Chief Operating Officer

Fortress Credit Opportunities I LP,
as a Lender

By:	Fortress Credit Opportunities I GP LLC, its general partner

By:	/s/ Marc K. Furstein
Name:	Marc K. Furstein
Title:	Chief Operating Officer

Citicorp N.A., Inc.
as a Lender

By:	/s/ Rob Ziemer
Name:	Rob Ziemer
Title:	Vice President

GOLDMAN SACHS LENDING PARTNERS LLC,
as a Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

Ventas, Inc., a Delaware corporation,
as a Lender

By:	/s/ T. Richard Riney
Name: T. Richard Riney
Title: Executive Vice President,
Chief Administrative Officer
and General Counsel

NATIONWIDE HEALTH PROPERTIES, INC.
a Maryland corporation,
as a Lender

By:	/s/ Abdo H. Khoury
Name: Abdo H. Khoury
Title: Chief Financial & Portfolio Officer
Executive Vice President

Health Care REIT, Inc.,
as a Lender

By:	/s/ Erin C. Ibele
Name: Erin C. Ibele
Title: Senior Vice President-Administration
and Corporate Secretary